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                                                                   EXHIBIT 10.56


                       ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement is entered into as of June 11, 1999, by and between LXR BIOTECHNOLOGY INC. ("LXR"), a Delaware corporation, and Dr. L. David Tomei, with an address of 1321 Sanderling Island, Richmond, CA 94801 ("Dr. Tomei").

        LXR has rights in certain technology relating to the detection of DNA in bodily fluids ("Technology") acquired under the Cooperative Development Agreement dated as of May 19, 1997 between LXR and Dr. Anatoly V. Lichtenstein ("Lichtenstein Agreement"). Dr. Tomei is desirous of acquiring LXR's entire right, title and interest in and to the Technology in exchange for his assumption of all obligations of LXR under the Lichtenstein Agreement and as further consideration for entering into a letter agreement and related release dated the date hereof terminating Dr. Tomei's consulting relationship with LXR ("Termination and Release Agreements").

        Accordingly, for good and valuable consideration, the parties agree as follows:

1.      ASSIGNMENT OF RIGHTS BY LXR; ASSUMPTION OF OBLIGATIONS BY DR. TOMEI

        1.1 The term "Inventions" shall refer only to the patent applications listed in Exhibit A, and any continuations, continuations-in-part, divisions, reissues or extensions thereof and letters patent issuing with respect thereto, and all discoveries, inventions, improvements, developments, products, processes, procedures, techniques and technical information, to the extent they relate to the Technology, that have been made, conceived or reduced to practice by LXR, alone or with others, in connection with the Lichtenstein Agreement.

        1.2 LXR hereby assigns, transfers and sells to Dr. Tomei, his heirs, personal representatives, successors and permitted assigns, all of LXR's right, title and interest in and to the Inventions, whether or not patentable, and all of LXR's interest and rights under the Lichtenstein Agreement.

        1.3 Dr. Tomei hereby assumes and agrees to pay and discharge all obligations of LXR under the Lichtenstein Agreement of whatever kind or nature, including without limitation, obligations or claims arising prior to, or after, the date hereof. Neither Dr. Tomei nor his heirs, personal representatives, successors or assigns shall look to LXR for the discharge or payment of any obligation or claim of any kind with respect to the Lichtenstein Agreement, the Inventions or the Technology.


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2.      CONSIDERATION FOR ASSIGNMENT

        2.1 As consideration for the assignment of the Inventions and the Technology, and in addition to his assumption of certain obligations under paragraph 1.3 hereof, Dr. Tomei has entered into the Termination and Release Agreements pursuant to which he has released LXR from certain obligations and claims and has agreed to a termination of the Consulting Agreement dated July 29, 1998 between LXR and Dr. Tomei. This agreement shall not become effective unless and until the Termination and Release Agreements become effective.

3.      MISCELLANEOUS

        3.1 LXR has identified those files and documents needed by Dr. Tomei to perfect his ownership of the Inventions and Technology. Dr. Tomei has reviewed these files and documents and agrees that these are the only such files and documents needed from LXR. At its expense, LXR shall transfer these files and documents to Dr. Tomei to such location as he may designate within the U.S. All expenses incurred after the date hereof related to the prosecution and maintenance of the Inventions shall be borne by Dr. Tomei, including any expenses incurred or accrued prior to the date hereof and not yet paid.

        3.2 Neither LXR nor Dr. Tomei will enter into any agreement that would conflict with their respective obligations under this Agreement.

        3.3 For the purposes of this Agreement, the parties shall be considered independent contractors and not agents or employees of the other party. Neither party shall have the authority to make any statements, representations or commitments of any kind, nor to take any action that would be binding on the other party, except as may be expressly provided for herein or authorized in writing. LXR and Dr. Tomei are neither partners nor joint venturers under this Agreement, and nothing shall be construed as causing them to be such.

        3.4 Except as provided herein, this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and all other prior negotiations, representations, agreements, and understandings are superseded by this Agreement. No agreements altering or supplementing the terms of this Agreement may be made except in writing and signed by authorized representatives of the parties.

        3.5 The laws of the State of California shall govern the validity and interpretation of this Agreement and the legal relations of the parties to it.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LXR BIOTECHNOLOGY INC.                 DR. L. DAVID TOMEI

By: /s/ G. Kirk Raab                   By: /s/ L. David Tomei
    -------------------------------        -------------------------------
        G. Kirk Raab                           L. David Tomei
        Acting President

Date: June 11, 1999                    Date: September 10, 1999




CONSENT OF DR. ANATOLY LICHTENSTEIN

        The undersigned hereby consents to this Assignment and Assumption Agreement between LXR BIOTECHNOLOGY INC. and DR. L. DAVID TOMEI, understands that Dr. Tomei is assuming and agreeing to pay all obligations of LXR under the Lichtenstein Agreement and agrees, for himself and his heirs, personal representatives, successors and assigns, that he will not look to LXR, its successors or assigns, except Dr. Tomei, for the discharge or payment of any obligation or claim of any kind with respect to the Lichtenstein Agreement, the Inventions or the Technology.

By: /s/ Anatoly V. Lichtenstein
    -------------------------------------
        Dr. Anatoly V. Lichtenstein


Date: August 1, 1999


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                                    EXHIBIT A

U.S. Patent Application Serial No. 09/230,704
Title:  "Method for Detection of Nucleic Acid Sequences in Urine"

European Patent Application No. 98924998.2

Title: "Method for Detection of Nucleic Acid Sequences in Urine"


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